Exhibit 99.1

For Immediate Release

MORRIS PUBLISHING GROUP LLC PRESENTS AT THE JPMORGAN ANNUAL HIGH YIELD CONFERENCE 2005

AUGUSTA, Ga. (February 1, 2005) – Morris Publishing Group LLC is making a presentation this morning concerning its newspaper and publishing business at the 2005 JPMorgan Annual High Yield Conference in Miami, Fla.

Included in the company’s presentation is guidance for its 2005 operating results. Compared with 2004, the company estimates total operating revenues to increase 3% to 4% and EBITDA (net income before net interest expense, including amortization of debt issuance costs, provision for income taxes, depreciation, and amortization expense) to increase 2% to 3%.

A copy of the presentation is accessible through the Morris Publishing Group’s Web site at http://www.morris.com/investor_relations/press_releases.shtml.

Morris Publishing believes that EBITDA, a non-GAAP financial measure, is a useful metric for evaluating its financial performance because of its focus on the company’s results from operations before depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and ratings agencies. These groups use EBITDA, along with other measures, to estimate value of a company and evaluate a company’s ability to meet its debt service.

Certain statements contained in this presentation are forward-looking. They are based on management’s current knowledge of factors affecting Morris Publishing Group’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and other significant events that could affect the economy.

Morris Publishing Group LLC is a wholly owned subsidiary of Morris Communications Company LLC, a privately held media company based in Augusta, Ga. Morris Publishing was formed in 2001 and assumed the operations of the newspaper business segment of its parent, Morris Communications. Morris Publishing publishes 26 daily, 12 nondaily and 23 free community newspapers across the United States.

For further information, please contact:

Craig Mitchell

Senior Vice President of Finance

Morris Communications Company LLC

706-823-3236